UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2016

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	35-1811116 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On April 15, 2016, Calumet Specialty Products Partners, L.P. (the “Partnership”) issued a press release announcing its preliminary estimates of selected unaudited results of operations for the quarter ended March 31, 2016 and other strategic updates. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On April 15, 2016, the Partnership issued a press release announcing that it had priced a private placement of $400 million in aggregate principal amount of 11.5% senior secured notes due 2021 (the “Notes”) to be issued by the Partnership and Calumet Finance Corp. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein.
Supplemental Information

The following sets forth certain supplemental information that was disclosed in connection with the private placement of the Notes. Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require, references to “the Partnership,” “we,” “our,” “us,” or like terms refer to Calumet Specialty Products Partners, L.P., and its subsidiaries.
Potential Acquisition and Divestiture Activities
Consistent with our business growth strategy, we are continuously engaged in discussions with potential sellers regarding the possible purchase of assets and operations that are strategic and complementary to our existing operations. These acquisition efforts may involve participation by us in processes that have been made public and involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only potential buyer or one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets and operations which, if acquired, could have a material effect on our financial condition and results of operations and require special financing. As a result of the significant decline in commodity prices and the impact on our liquidity and access to capital, and in connection with our reduced operating forecast for 2016, we expect that our ability to make acquisitions will be limited in 2016.
Our acquisition program targets properties that management believes will be financially accretive, and we intend to focus on targeted strategic acquisitions of specialty assets that leverage an existing core competency and that have an identifiable competitive advantage we can exploit as the new owner. As part of this strategy, we are in the process of evaluating our portfolio to identify potential divestiture candidates that are non-core to our business and which are worth more to a strategic buyer than to us, while seeking to maximize our return on invested capital. This strategy will allow us to focus on a portfolio of core assets with significant potential to increase our ability to generate stable to growing cash flows and optimize our assets, improve our operating efficiency and capture increased feedstock advantages.
As we continue to seek to optimize our asset portfolio, which may include the divestiture of certain non-core assets, this should allow us to redeploy capital into projects to develop core assets that are better suited to our business strategy. During the past five years, we have invested approximately $750 million in growth projects and joint ventures that have a total anticipated return of approximately $100 million on an annualized basis in (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties and (i) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period (“Adjusted EBITDA”) per year, based on current market conditions, some of which management believes in hindsight were not in line with our strategic objectives. For example, several growth projects, such as the Dakota

Prairie Refining, LLC refinery joint venture, required significant upfront capital, which we financed, and had multiyear lead times, increasing our leverage and limiting our ability to grow our quarterly distribution during that time. These projects were in process during periods in which market dynamics and return profiles changed dramatically. Going forward, we intend to tailor our approach toward owning businesses with stable to growing cash flows. As a result, we may pursue potential arrangements with third parties to divest certain non-core assets, such as our interest in the Dakota Prairie Refining, LLC refinery joint venture, to enable us to further reduce the amount of our required capital commitments and potential capital expenditures. We expect that any potential divestitures of non-core assets could provide us with cash to reinvest in our business and repay debt we may incur, reducing our reliance on the capital markets for sources of financing. However, as we develop our strategy with respect to our non-core assets, any changes in our key assumptions regarding such assets may require us to record an impairment charge. Please see “Risk Factors” below for additional information.
We typically do not announce a transaction until we have executed a definitive agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of an acquisition or divestiture until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential acquisition or divestiture can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or divestiture efforts will be successful. Although we expect the acquisitions we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.
Recent Developments

Preliminary Estimate of Selected First Quarter 2016 Financial Results
Set forth in the table below is an estimate of the range of our Net loss, Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items for the quarter ended March 31, 2016, as compared to the quarter ended December 31, 2015. Our actual results for the quarter ended March 31, 2016 have not yet been finalized. During the course of the preparation of our financial statements and related Notes, we may identify items that would require us to make material adjustments to the preliminary estimates presented below.
These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In addition, these preliminary estimates for the three months ended March 31, 2016 are not necessarily indicative of the results to be achieved for the remainder of 2016 or any future period.
The preliminary estimates presented below are subject to a variety of risks and uncertainties, including significant business, economic and competitive risks and uncertainties described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2015. Accordingly, our actual results for the three months ended March 31, 2016 may differ materially from those contained in the preliminary estimates set forth below.
The preliminary financial data included below has been prepared by, and is the sole responsibility of, the Partnership. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Subject to the qualifications set forth above, our estimated range of Net loss, Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items for the Partnership for the three months ended March 31, 2016 is (in millions):

	Three Months Ended
	March 31, 2016		December 31, 2015
	Low Estimate	High Estimate
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items:
Net loss	$(83.0)	$(59.0)	$(116.8)
Add:
Interest expense	31.0	29.0	25.0
Depreciation and amortization	40.0	38.0	38.0
Income tax benefit	—	—	(6.6)
EBITDA	$(12.0)	$8.0	$(60.4)
Add:
Unrealized (gain) loss on derivative instruments	(3.0)	(6.0)	11.8
Realized loss on derivatives, not included in net loss or settled in a prior period	(3.0)	(1.0)	(1.6)
Amortization of turnaround costs	10.0	8.0	9.6
Non-cash equity based compensation and other non-cash items	3.0	1.0	3.0
Adjusted EBITDA	$(5.0)	$10.0	$(37.6)
Special items:
Lower of cost or market inventory adjustment	(12.0)	(7.0)	31.2
Last-in, first-out inventory liquidation loss	—	—	21.7
Early settlement of certain derivative instruments	—	—	(22.3)
RINs mark-to-market impact (1)	—	—	28.7
Adjusted EBITDA, Excluding Special Items	$(17.0)	$3.0	$21.7

(1) Represents the impact of the period change in the market price of Renewable Identification Numbers (“RINs”) when considering the RINs obligation that existed at the beginning of the period, excluding the impact of any sales of RINs that occurred. The increase in the RINs market price resulted from the announcement by the United States Environmental Protection Agency of updated renewable volume obligation blending requirements in November 2015, which were increased from the proposed levels under the Renewable Fuel Standard.
During the first quarter of 2016, a more than 5% quarter-over-quarter decline in the Gulf Coast 2/1/1 crack spread, together with a narrowing in crude oil price differentials and lower asphalt prices, contributed to a second sequential quarter of lower financial results within our fuel products segment.
In addition, during the same period, sales volumes of our lubricating oil products have decreased as a result of (i) Lyondell’s decreased production of lubricating oils as a result of operational issues and (ii) increased competition in paraffinic lubricating oils from new production that has entered the market.

Within our specialty products segment, similar to the fourth quarter of 2015, sales volumes in the first quarter of 2016 increased slightly quarter-over-quarter as demand for lubricating oils and packaged and synthetic products remained stable, while solvents demand remained soft due to continued reduced oilfield services activity and associated lower demand for drilling fluids products. Consistent with the fourth quarter of 2015, sales volumes of our specialty wax products declined primarily due to the continuing reduction in availability of necessary crude oils at our refinery located in Shreveport, Louisiana. The decrease in available crude oils was primarily attributable to decreased production due to the lower crude oil price environment. Moreover, while the price of crude oil increased significantly late in the first quarter of 2016, we were unable to increase average specialty products selling prices at a rate comparable to this increase in crude oil costs during that period, due to the typical short-term lag in passing on the costs associated with increased crude oil and feedstock prices to our specialty products customers.

In addition, the average price of New York Mercantile Exchange West Texas Intermediate crude oil declined by more than 20% between December 31, 2015 and March 31, 2016. In response to lower crude oil prices, domestic oilfield services activity declined sharply during the first quarter of 2016, as the United States land-based rig count dropped by over 35% on a quarter-over-quarter basis. The decline in drilling and completion activity had a material adverse impact on our oilfield services segment throughout 2015, a trend which continued into the first quarter of 2016.
Liquidity
We have a $1.0 billion senior secured revolving credit facility (the “revolving credit facility”), subject to borrowing base limitations, which includes a $500.0 million incremental uncommitted expansion option. Borrowings under the revolving credit facility are limited to a borrowing base that is determined based on advance rates of percentages of eligible accounts receivable and eligible inventory (as defined in the revolving credit agreement). As such, the borrowing base can fluctuate based on changes in selling prices of our products and our current material costs, primarily the cost of crude oil. Generally, we can borrow approximately 85% of eligible accounts receivable and 75% of eligible inventory. After accounting for reserves, we are generally able to borrow approximately 70% to 75% of accounts receivable and inventory as reflected on our balance sheet. At March 31, 2016, we had estimated availability under our revolving credit facility of $103.0 million, based on an estimated $461.4 million borrowing base, $63.5 million in outstanding standby letters of credit and $294.9 million in estimated outstanding borrowings. In addition, we had an estimated $7.4 million of cash on hand as of March 31, 2016. In the near term, we expect to use a combination of cash from operations, cash on hand and borrowings under our revolving credit facility for, among other things, working capital, capital expenditures, crude oil settlement payments and other general partnership purposes.
As of March 31, 2016, we had approximately $41.7 million of outstanding secured obligations under our secured swap contracts, including option contracts, futures contracts, over-the-counter hedging agreements or otherwise. Furthermore on March 31, 2016, the interest rate under the revolving credit facility was a weighted average of 3.3%. And as of April 4, 2016, approximately $281.0 million of borrowings were outstanding under our revolving credit facility. As of March 31, 2016, we had estimated pro-forma availability under our revolving credit facility, giving effect to the application of net proceeds from the notes offering, of approximately $397.9 million, based on an estimated $461.4 million borrowing base and $63.5 million in outstanding standby letters of credit and no outstanding borrowings.

Distribution Guidance for Quarter Ended March 31, 2016
In light of the current volatility in market conditions and based on a desire to maintain the appropriate level of liquidity, the board of directors of our general partner decided to suspend the quarterly cash distribution with respect to the three-month period ended March 31, 2016.
Credit Rating
In connection with the notes offering, the credit rating agencies are reassessing our credit ratings and one or more agencies are expected to downgrade our senior unsecured notes ratings and partnership ratings as a result. Such a downgrade in our credit ratings could adversely affect our ability to obtain new financing and increase the costs of our financing and, in turn, adversely affect our financial results.
Risk Factors
An impairment of our equity method investments, our long-lived assets or goodwill could reduce our earnings or negatively impact our financial condition and results of operations.
We continually monitor our business, the business environment and the performance of our operations to determine if an event has occurred that indicates that an equity method investment, a long-lived asset or goodwill may be impaired. If an event occurs, which is a determination that involves judgment, we may be required to utilize cash flow projections to assess our ability to recover the carrying value based on the ability to generate future cash flows on an undiscounted basis.

Under GAAP, during the year ended December 31, 2015, we recognized an impairment charge on our equity method investment in Juniper GTL LLC of $24.3 million. Our equity method investments, long-lived assets and goodwill impairment analyses are sensitive to changes in key assumptions used in our analysis, such as expected future cash flows, the degree of volatility in equity and debt markets and our unit price. If the assumptions used in our analysis are not realized, it is possible a material impairment charge may need to be recorded in the future. We cannot accurately predict the amount and timing of any impairment of long-lived assets or goodwill. Further, as we continue to develop our strategy regarding certain of our non-core assets, we will need to continue to evaluate the carrying value of those assets. In particular, with respect to our investment in Dakota Prairie Refining, LLC, we may record an impairment charge which could be significant at March 31, 2016. Any additional impairment charges that we may take in the future could be material to our results of operations and financial condition.
Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of December 31, 2015, on an as adjusted basis after giving effect to the issuance of the Notes and the use of proceeds from such issuance, which includes repaying borrowings outstanding under our revolving credit facility and terminating or cash collateralizing certain of our existing hedging obligations, we would have had approximately $2,045.7 million of outstanding indebtedness. We continue to have the ability to incur additional debt, including the ability to borrow up to an aggregate principal amount outstanding of $344.5 million at any time, subject to borrowing base limitations, under our revolving credit facility. Our level of indebtedness could have important consequences to us, including the following:

•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•
covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•
we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and payments of our debt obligations, including the Notes;

•	our ability to execute our acquisition and divestiture strategy; and

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the Notes.
Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions to our unitholders, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms, or at all.
Refining margins are volatile and are currently experiencing a decline, and a continued reduction in our refining margins will adversely affect the amount of cash we will have available for payment of our debt obligations.
Our financial results are primarily affected by the relationship, or margin, between our specialty products prices and fuel products prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell our refined products depend upon numerous factors beyond our control. We are currently experiencing a significant decline in refining margins. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. There can be no assurance that our refining margins will improve.
A widely used benchmark in the fuel products industry to measure market values and margins is the Gulf Coast 2/1/1 crack spread (“Gulf Coast crack spread”), which represents the approximate gross margin resulting from refining crude oil, assuming that two barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline and one barrel of heating oil. The Gulf Coast crack spread ranged from a high of $28.74 per barrel to a low of $8.30 per barrel during 2015 and averaged $17.96 per barrel during 2015 compared to an average of $17.13 in 2014 and $21.57 in 2013.
Our actual refining margins vary from the Gulf Coast crack spread due to the actual crude oil used and products produced, transportation costs, regional differences, and the timing of the purchase of the feedstock and sale of the refined products, but we use the Gulf Coast crack spread as an indicator of the volatility and general levels of refining margins.
The prices at which we sell specialty products are strongly influenced by the commodity price of crude oil. If crude oil prices increase, our specialty products segment margins will fall unless we are able to pass through these price increases to our customers. Increases in selling prices for specialty products typically lag behind the rising cost of crude oil and may be difficult to implement quickly enough when crude oil costs increase dramatically over a short period of time. For example, in the first six months of 2008, excluding the effects of hedges, we experienced a 31.3% increase in the cost of crude oil per barrel as compared to an 18.3% increase in the average sales price per barrel of our specialty products. It is possible we may not be able to pass through all or any portion of increased crude oil costs to our customers. In addition, we are not able to completely eliminate our commodity risk through our hedging activities.
Refining margins are volatile and we are currently experiencing a decline in our refining margins. There can be no assurance that our refining margins will improve. If our refining margins do not improve, it will adversely affect the amount of cash we will have available for payment of our debt obligations.
Recent declines in crude oil and natural gas prices have reduced the level of exploration, development, and production activity of our customers and the demand for our oilfield services and products, and sustained or further decreased prices could adversely affect the amount of cash we will have available for payments on our debt obligations.
Demand for our oilfield services and products is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, crude oil and natural gas companies. The level of exploration, development, and production activity is directly affected by trends in oil and natural gas prices, which historically have been volatile and are likely to continue to be volatile.
Prices for crude oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of other economic factors that are beyond our control. Any prolonged reduction in crude oil and natural gas prices will depress the immediate levels of exploration, development and production activity which could adversely affect the amount of cash we will have available for payments of our debt obligations. Even the perception of longer-term lower crude oil and natural gas prices by oil and natural gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Factors affecting the prices of crude oil and natural gas include:

•	the level of supply and demand for crude oil and natural gas, especially demand for natural gas in the U.S.;

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	weather conditions and natural disasters;

•	worldwide political, military, and economic conditions;

•	the level of crude oil production by non-Organization of the Petroleum Exporting Countries (“OPEC”) countries and the available excess production capacity within OPEC;

•	crude oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the cost of producing and delivering crude oil and natural gas; and

•	potential acceleration of the development of alternative fuels.

•
During 2015, the oil and natural gas industry experienced a significant decrease in commodity prices driven by a global supply/demand imbalance for oil and an oversupply of natural gas in the U.S. The decline in commodity prices and the global economic conditions have continued into 2016 and low commodity prices may exist for an extended period. Low commodity prices have had an adverse effect on our financial condition. If commodity prices continue to decline or remain depressed, it could have a material adverse effect on our business, financial condition and results of operations.

If we do not successfully execute growth through acquisitions, our future growth and ability to make payments on our debt obligations may be limited.
Our ability to grow depends in substantial part on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to consummate acquisitions on favorable terms, (3) unable to obtain financing for these acquisitions on economically acceptable terms, or (4) outbid by competitors, then our future growth and ability to make payments on our debt obligations may be limited. As a result of the significant decline in commodity prices and the impact on our liquidity and access to capital, and in connection with our reduced operating forecast for 2016, we expect that our ability to make acquisitions will be limited in 2016.
Furthermore, any acquisition, involves potential risks, including, among other things:

•	performance from the acquired assets and businesses that is below the forecasts we used in evaluating the acquisition;

•	a significant increase in our indebtedness and working capital requirements;

•	an inability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business;

•	the incurrence of substantial seen or unforeseen environmental and other liabilities arising out of the acquired businesses or assets;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee losses at the acquired businesses; and

•	significant changes in our capitalization and results of operations.

Collective Bargaining Agreements
As of February 29, 2016, our general partner employed approximately 2,100 people who provide direct support to our operations. Of these employees, approximately 600 are covered by collective bargaining agreements. The collective bargaining agreements covering employees at our facility located in Dickinson, Texas (“Dickinson”) and our refinery located in Cotton Valley, Louisiana (“Cotton Valley”) expired on March 31, 2016, and new agreements for certain employees at these locations have been ratified. The Dickinson agreement will expire on March 31, 2018, and the Cotton Valley agreement will expire on March 31, 2019. The collective bargaining agreements covering employees at our refinery located in Shreveport, Louisiana and our facility located in Louisiana, Missouri will expire on April 30, 2016. We continue with negotiations at these locations and do not expect any work interruptions.
Selling and General and Administrative Expenses
Our selling and general and administrative expenses are primarily based on fixed costs for our corporate overhead and sales force. We allocate those expenses on a pro rata basis to our specialty products and fuel products segments primarily based on sales for each segment. In the case of our oilfield services segment, selling and general and administrative expenses are based on actual selling and general and administrative expenses incurred by the segment.
The information contained in Item 2.02 (including the press release furnished as Exhibit 99.1) and Item 7.01 (including the press release furnished as Exhibit 99.2) shall be deemed “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and Exhibits 99.1 and 99.2 be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements
This Current Report on Form 8-K includes certain forward-looking statements. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “could,” “plan,” “projection,” “strategy,” “should” or “will,” or the negative of those terms or other variations of them or by comparable terminology. The Partnership has based such forward-looking statements on its current expectations, assumptions, estimates and projections. While the Partnership believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Partnership’s filings with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated April 15, 2016, announcing preliminary unaudited estimates of selected unaudited results of operations for the quarter ended March 31, 2016.
99.2	Press Release dated April 15, 2016 announcing the pricing of the offering of the Notes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALITY PRODUCTS PARTNERS, L.P.
By: CALUMET GP, LLC, its General Partner

Date: April 15, 2016	By: /s/ R. Patrick Murray, II
Name: R. Patrick Murray, II Title: Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated April 15, 2016, announcing preliminary unaudited estimates of selected unaudited results of operations for the quarter ended March 31, 2016.
99.2	Press Release dated April 15, 2016 announcing the pricing of the offering of the Notes.